Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BurgerFi International, Inc.
North Palm Beach, Florida
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-257877, 333-260727, 333-261983 and 333-269136) of BurgerFi International, Inc. of our report dated April 14, 2022, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

West Palm Beach, Florida
April 3, 2023